SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

BlackRock California Municipal Income Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital Master Fund, Ltd.

Boaz R. Weinstein

Ravi Bhasin

Ilya Gurevich

Emmanuel Werthenschlag

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Boaz R. Weinstein posted the following tweets to his Twitter account, the second being a response to a tweet from an unaffiliated third party.

Important Information

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Master Fund, Ltd. (“Saba I”), Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital and Saba I, “Saba”), Ravi Bhasin (“Mr. Bhasin”), Ilya Gurevich (“Mr. Gurevich”) and Emmanuel Werthenschlag (“Mr. Werthenschlag, ” and together with Mr. Bhasin and Mr. Gurevich, the “Nominees,” and together with Saba, the “Participants”) intend to file a definitive proxy statement and accompanying form of proxy with the Securities and Exchange Commission (the “SEC”) to be used in conjunction with the solicitation of proxies from the shareholders of BlackRock California Municipal Income Trust (the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants as they become available at no charge on the SEC website and http://www.sec.gov/.

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 3,731,949 shares of the Fund’s beneficial interest, par value $0.001 per share (the “Common Shares”). Of the 3,731,949 Common Shares owned in the aggregate by the Participants, such Common Shares may be deemed to be beneficially owned as follows: (a) 3,731,949 Common Shares (including 1,000 Common Shares held in record name by Saba I) may be deemed to be beneficially owned by Saba Capital by virtue of its status as the investment manager of various funds and accounts; and (b) 3,731,949 Common Shares (including 1,000 Common Shares held in record name by Saba I) may be deemed to be beneficially owned by Mr. Weinstein by virtue of his status as the principal of Saba. As of the date hereof, none of the Nominees beneficially own any Common Shares or any other securities of the Fund.